JOSEPHTHAL
                       MEMBER NEW YORK STOCK EXCHANGE INC.
                                December 14, 2000


Mr. Steven J. Blad
President & CEO
VendingData Corporation
6830 Spencer Street
Las Vegas, NV 89119

Dear Mr. Blad:

         This will confirm the understanding and agreement (the "Agreement") between Josephthal & Company, Inc. ("Josephthal") and VendingData Corporation (the "Company") as follows:

1) The Company hereby engages Josephthal as its exclusive agent in the private placement of securities (the "Securities") of the Company to a limited number of institutional accredited individual or strategic investors (the "Investors" and the "Transaction") in connection with the private placement of a minimum of $2 million up to $5.0 million of its Senior Convertible Notes and Warrants (the "Equities"). The Securities will be subject to these terms and conditions negotiated by the Company and any such Investors. (See: Attachment A -- Preliminary Term Sheet). Josephthal will provide the Company with a Stand-by Credit Facility of $500,000 subject to the terms and conditions outlined in Attachment B - Stand-by Credit Facility Term Sheet.

2) Josephthal hereby accepts the engagement and in that connection, if requested by the Company, agrees to:

a) Prepare, in consultation with the Company, a Private Placement Memorandum (the "Memorandum") describing the Company and the Securities; which Memorandum shall not be made available to potential Investors until such Memorandum and its use shall be approved by the Company, which will also represent to Josephthal that the Memorandum and any other materials provided to potential investors does not contain any untrue statement or alleged untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make any statement not misleading;

b) Review with the Company a list of prospective Investors (the "Investor Contact List") to be contacted by Josephthal in connection with its engagement herein;

                              Josephthal & Co. Inc.
                       200 Park Avenue New York, NY 10166
               Tel: 212.907.4000, 800.185.6200. Fax: 212.907.4080

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c)       Prepare with the assistance and approval of the Company any other communications to be used in placing the Securities, whether in the form of letter, circular notice or otherwise; and

d) Assist in the negotiation of the sale of the Securities to the Investors.

3) In connection with Josephthal's engagement, the Company will furnish Josephthal with any Information concerning the Company that Josephthal reasonably deems appropriate and will provide Josephthal with access to the Company's officers, directors accountants, counsel and other advisors. In addition, Josephthal shall be kept fully informed of any events, known to the Company's management, that would have a material effect on the financial condition of the Company. The Company represents and warrants to Josephthal that all such information concerning the Company will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company acknowledges and agrees that Josephthal will be using and relying upon such information supplied by the Company and its officers, agents and others and any other publicly available information concerning the Company without any independent investigation or verification thereof or independent appraisal by Josephthal of the Company or its business assets.

4) As compensation for the services to be rendered by Josephthal hereunder, the Company shall pay Josephthal as follows:

a) At the signing of this agreement a non-refundable cash retainer of $25,000; and

b)       At the closing of the sale of Securities to Investors (the "Closing"),
         (i) from the proceeds of the sale of the Securities, the Company shall pay in cash to Josephthal by wire transfer a transaction fee (a "Transaction Fee") of 10% of the Aggregate Consideration raised in the private placement, less the amount of the cash retainer paid, except for sales made to members of the Board of Directors, or stockholders of five percent (5%) or more of the Company's Common Stock outstanding as of the date of this agreement, for which the Company shall pay to Josephthal a transaction fee of 5% of such Consideration; and (ii) shall issue to Josephthal warrants (the "Warrants") to purchase such number of shares of the common stock of the Company equal to 10% of the aggregate number of fully diluted and/or converted shares of common stock as are purchased by Investors on the same terms and conditions. The Warrants shall be purchased for a nominal sum and shall be exercisable for a period of five years from the date of Closing with an exercise price per share equal to the effective per share price paid by the Investors of the Securities. The terms of the Warrants shall be set forth in one or more agreements (the "Warrant Agreements") in form and substance reasonably satisfactory to Josephthal and the Company. The Warrant Agreements shall contain customary terms substantially similar to the current warrants outstanding including without limitation, provisions for "cashless" exercise, change of control, and customary one time demand and piggyback registration rights.

         Such fees shall be payable (i) with respect to any sale of securities by the Company or any of its subsidiaries that occurs either during the term of Josephthal's engagement hereunder regardless of whether the Investor was identified by Josephthal, or at any time during a period of one year following the effective date of termination of Josephthal's engagement hereunder and the sale involves an Investor set forth on the Investor Contact List (excluding members of the Board of Directors and stockholders of five percent (5%) or more of the Company's Common Stock as of the date of this Agreement); and (ii) if the Transaction has been consummated and one or more additional transactions are consummated by the Company (or by any Affiliate thereof) within one year from the date of Closing of the Transaction with any party (or any Affiliate thereof) whose name is on the Investor Contact List (including Investors in the Transaction but excluding members of the Board of Directors and stockholders of five percent (5%) or more of the Company's Common Stock if they elect to participate in the Transaction).

c) If the Company executes a Letter of Intent to conduct a Control Transaction prior to the earlier of the closing of the placement contemplated by this letter and the termination date, then the Company shall pay Josephthal a breakup fee of $200,000 upon the closing of such Control Transaction. Notwithstanding any language in this Agreement to the contrary, in no event shall .Josephthal be entitled to a breakup fee and to the commissions discussed in this paragraph four.

5)       For the purposes of this Agreement:

a) Aggregate Consideration shall be deemed to include total value of Securities sold, directly or indirectly, by the Company in connection with the Transaction, including proceeds received by the Company upon exercise of options, warrants (excluding the Josephthal warrants) and/or similar securities (collectively, the "Options"), any amounts paid into escrow and any amounts payable in the future whether or not subject to any contingency. Notwithstanding any language in this Agreement to the contrary, consideration shall not be payable as a result of the conversion or exercise of any derivative security issued and outstanding as of the date of this Agreement.

b) A "Control Transaction" shall mean any transaction or series or combination of transactions, other than in the ordinary course of trade or business, whereby, directly or indirectly, control of, or a material interest in, the Company or any of its businesses, assets or properties, is sold, leased or otherwise transferred, including, without limitation, a sale or exchange of capital stock or assets, a lease of assets with or without a purchase option, a merger or consolidation, a tender or exchange offer, a leveraged buyout, a restructuring, a re-capitalization, a repurchase of capital stock, an extraordinary dividend or distribution (whether cash, property, securities or a combination thereof) a liquidation, the formation of a joint venture or partnership, a minority investment or any other similar transaction. In the case of a tender or exchange offer or a multi-step transaction which contemplates the acquisition of more than 50% of the Company's outstanding voting stock, a transaction shall be deemed to have been consummated upon the acquisition of more than 50% of the Company's outstanding voting power or the ability to elect a majority of the Company's Board of Directors.

6) The Company shall reimburse Josephthal periodically for its reasonable out-of-pocket and incidental expenses incurred during the term of its engagement hereunder, including the fees and expenses of its legal counsel and those of any advisor retained by Josephthal up to 3% of the Aggregate Consideration raised and received by the Company in the transaction described on Attachment A - Preliminary Term Sheet. Such expenses will be fully documented and provided to the Company together with any request for payment. Any expenditure in excess of $5,000 must be approved in writing in advance by the Company.

7) Josephthal will be acting on behalf of the Company in connection with this engagement, the Company agrees to indemnify the Agent as set forth in a separate letter agreement dated the date hereof, between the Agent and the Company (See: Annex A - Indemnification Provisions).

8) Right of First Refusal - During the term of this Agreement the Company agrees that, if it shall pursue any of the type of Transaction whereby it utilizes the service of an Investment Banker, it grants the right of first refusal to Josephthal to act as its exclusive financial advisor with respect to such Transaction. Josephthal shall not be obligated to act as financial advisor with respect to such Transaction. Any decision by Josephthal to act as financial advisor with dispositions, or lead manager or placement agent with respect to financings or re-financings would be contained in separate agreements, which agreements would contain, among other matters, provisions for customary fees for transactions of similar size and nature and indemnification of Josephthal. The agreements with respect to financing or re-financing would also include such conditions precedent as due diligence, current conditions and approval by the requisite committees, as well as customary representations and warranties. The Company grants to Josephthal the right of first refusal to represent the Company in investment banking activities as described in this paragraph 8 for a period of one (1) year from the date of this agreement.

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9)    The Company agrees that Josephthal has the right, subject to reasonable advance review by the Company, to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder.

10) The provisions of paragraphs 4 through 7, 10 through 14 and the last two sentences of paragraph 3 shall survive any termination of this Agreement. The Company may terminate Josephthal's engagement hereunder if, within six
      (6) months from the date of this Agreement, Josephthal has not raised up to the $5 million described in paragraph 1 of this Agreement. If Josephthal does raise such financing within said six (6) month period, Josephthal shall remain as the Company's investment banker for twelve (12) months after said six (6) month period. After the expiration of such a twelve (12) month period, either party may terminate this Agreement by giving the other party at least 10 days prior written notice.

11) The Memorandum to be provided to Investors and any information or advice given to the Company by Josephthal under this Agreement shall not be publicly disclosed or made available to third parties without Josephthal's prior consent, unless otherwise required by law or regulation or as may be compelled by subpoena or other judicial, administrative or regulatory proceeding.

12) The Company represents and warrants to Josephthal that there are no brokers, representatives or other persons that have an interest in compensation due to Josephthal from any transaction contemplated herein.

13) The benefits of this Agreement shall inure to the benefit of respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

14) This Agreement may not be amended or modified except in writing and shall be governed and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

         Josephthal is delighted to accept this engagement and looks forward to working with you on this assignment. Please confirm that the foregoing correctly sets forth our agreement by signing the enclosed duplicate of this letter in the space provided and returning it, whereupon this letter shall constitute a binding agreement as of the date first above written.

                                        JOSEPHTHAL & CO. INC.

                                        By: /s/ Faith Griffin
                                            ----------------------------
                                        Faith Griffin
                                        Managing Director.


AGREED:

VENDINGDATA CORPORATION

By: /s/ Steven J. Blad
    ------------------------
Steven J. Blad
President & CEO


Date: 12/19/2000
      ----------------------

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                                  ATTACHMENT A

                             PRELIMINARY TERM SHEET


Offering Size:                      $2 million to $5.0 million

Securities Offered:                 Senior Convertible Notes with Warrants

Note:
     Interest Rates:                9.5% per annum; payable quarterly.

     Term:                          18 months from issuance

     Conversion:                    Notes are convertible at the option of the
                                    holders into shares of common stock, subject to anti-dilution protection and at any time prior to the 18 month term of the Notes, at $4.00 per share

     Prepayment:                    Company has the right to prepay Notes
                                    provided that investors are given a (30 day) notice, during which period the investors will have the right to convert their Notes and the Company agrees to file a registration statement with the SEC and applicable state securities agencies with respect to the underlying shares prior to conversion/ prepayment.

Warrants:

     Warrants Coverage:             100% coverage, based on the face value of
                                    the Notes

     Warrant Exercise Price:        Warrant exercise price per share will be
                                    $4.00

     Warrant Term:                  Five years

Additional Warrants:                133,500 warrants up to 333,750 warrants (a
                                    26.7% coverage ratio applied to the number of share underlying the Notes) at a nominal exercise price ($01 per share) with a five year term


Registration:                       Customary one time Demand and Piggyback

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              THE FOLLOWING ARE REVISIONS TO THE AGREEMENT LETTER
                      DATED 12/14/2000 BETWEEN VENDINGDATA
                      CORPORATION AND JOSEPHTHAL & CO. INC.

                              REVISED ATTACHMENT A

                             PRELIMINARY TERM SHEET


Offering Size:                      $2 million to $5.0 million

Securities Offered:                 Senior Convertible Notes with Warrants

Note:
     Interest Rates:                9.5% per annum; payable quarterly.

     Term:                          18 months from issuance

     Conversion:                    Notes are convertible at the option of the
                                    holders into shares of common stock, subject to anti-dilution protection and at any time prior to the 18 month term of the Notes, at $3.00 per share

     Prepayment:                    Company has the right to prepay Notes
                                    provided that investors are given a (30 day) notice, during which period the investors will have the right to convert their Notes and the Company agrees to file a registration statement with the SEC and applicable state securities agencies with respect to the underlying shares prior to conversion/ prepayment.

Warrants:

     Warrants Coverage:             100% coverage, based on the face value of
                                    the Notes

     Warrant Exercise Price:        Warrant exercise price per share will be
                                    $3.00

     Warrant Term:                  Five years

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                                  ATTACHMENT B

                      STAND-BY CREDIT FACILITY TERM SHEET.

Offering size:                      $500,000

Securities Offered:                 Senior Note with warrants

Note:
     Interest Rates:                10% per annum for amount drawn down

     Term: 12 months or on termination becomes a 30 day demand note

     Drawdown:                      Company may draw down, in $50,000
                                    increments, up to $500,000, provided that Josephthal is given 10 business days notice

     Prepayment:                    The company has the right to prepay any or
                                    all of the outstanding balance

     Repayment:                     The entire amount of the draw down,
                                    including accrued interest, must be repaid upon the closing of at least $2 million of financing contemplated by the Senior
                                    Convertible Note Offering, at which time the Stand-by Credit Facility will be terminated.

Warrants:
     Warrant Coverage:              100% coverage based on the face value of the
                                    amount of the drawdown

     Standby Warrant Coverage:      50,000 warrants exercisable at $2.50 per
                                    share

     Warrant Exercise Price:        Warrant Exercise price per share will be
                                    $2.50

     Warrant Term:                  Five years

     Other Terms:                   Same as those contemplated in the Senior
                                    Convertible Note and Warrant Offering

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                                  ATTACHMENT C

            ADDITION TO THE 12/14/2000 AGREEMENT BETWEEN VENDINGDATA
                     CORPORATION AND JOSEPHTHAL & CO. INC.

In connection with the 12/14/2000 Agreement between VendingData Corporation and Josephthal & Co. Inc., the Company agrees to compensate Josephthal Investment Corporation, a wholly owned corporation of Josephthal Holdings, Inc., for its role as advisor with respect to the acquisition of certain assets of Spintek Corporation and other matters arising in connection with its business. The Company shall issue to Josephthal Investment Corporation:

Warrants:                          200,000 warrants at a nominal exercise price
                                   ($.01 per share) with a five year term

Registration:                      Customary one time Demand and Piggyback


                                   JOSEPHTHAL INVESTMENT CORPORATION


                                   By: /s/ Faith Griffin
                                      -----------------------
                                   Faith Griffin
                                   Managing Director


AGREED:

VENDINGDATA CORPORTION


By: /s/ Steven J. Blad
   --------------------------
Steven J. Blad
President & CEO

DATE: 3/19/2001
     ---------------

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                                     ANNEX A
                           Indemnification Provisions

--------------------------------------------------------------------------------

In connection with the engagement of Josephthal Investment Corporation (`Josephthal") by VendingData Corporation (the "Company") pursuant to a letter agreement dated December 15, 2000 between the Company and Josephthal as it may be amended from time to time (the "Letter Agreement"), the Company, hereby agrees as follows:

1. In connection with or arising out of or relating to the engagement of Josephthal under the Letter Agreement, or any actions taken or omitted, services performed or matters contemplated by or in connection with the Letter Agreement, the Company agrees to reimburse Josephthal, its affiliates and their respective directors, officers, employees, agents and controlling persons (each an "Indemnified Party") promptly upon demand for actual, out-of-pocket expenses (including reasonable fees and expenses for legal counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any litigation, proceeding or other action in respect (hereof (collectively, a "Claim"). The Company also agrees (in connection with the foregoing) to indemnify and hold harmless each Indemnified Party from and against any and all out-of-pocket losses, claims, damages and liabilities, join or several, to which any Indemnified Party may become subject, including any amount paid in settlement of any litigation or other action (commenced or threatened) to which the Company shall have consented in writing (such consent not to be reasonably withheld), whether or not any Indemnified Party is a party and whether or not liability resulted; provided, however, that the Company shall not be liable pursuant to this sentence in respect of any loss, claim, damage or liability to the extent that a court or other agency having competent jurisdiction shall have determined by final judgement (not subject to further appeal) that such loss, claim, damage or liability was incurred solely as a direct result of the willful misconduct or gross negligence of such Indemnified Party.

2. An Indemnified Party shall have the right to retain separate legal counsel of its own choice to conduct the defense and all related matters in connection with any Claim. The Company shall pay the reasonable fees and expenses of such legal counsel, and such counsel shall to the fullest extent, consistent with its professional responsibilities, cooperate with the Company and any legal counsel designated by the Company.

3. The Company will not, without the prior written consent of each Indemnified Party settle; compromise or consent to the entry of any judgement in any pending or threatened Claim in respect of which indemnification may be reasonably sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person against whom such Claim may be brought hereunder from any and all liability arising out of such Claim.

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4.   In the event the indemnity provided for in paragraphs 1 and 2 hereof is unavailable or insufficient to hold any Indemnified Party harmless, then the Company shall contribute to amounts paid or payable by an Indemnified Party in respect of such Indemnified Party's losses, claims, damages and liabilities as to which the indemnity provided for in paragraphs I and 2 hereof is unavailable or insufficient (i) in such portion as appropriately reflects the relative benefits received by the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the matters as to which losses, claims, damages or liabilities relate, or (ii) if the allocation provided by (i) above is not permitted by applicable law, in such proportion as appropriately reflects not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and the Indemnified Parties, on the other hand, as well as any other equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any reasonable legal or other out-of-pocket fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, Josephthal's share of the liability hereunder shall not be in excess of the amount of fees actually received by Josephthal under the Letter Agreement (excluding any amounts received as reimbursement of expenses by Josephthal).

5. It is understood and agreed that, in connection with Josephthal's engagement by the Company under the Letter Agreement, Josephthal may also be engaged to act for the Company in one or more additional capacities, and that the terms of any such additional engagement may be embodied in one or more separate written agreements. These Indemnification Provisions shall apply to the engagement under the Letter Agreement and to any such additional engagement and any modification of such additional engagement; provided, however, that in the event that the Company engages Josephthal to act as a dealer manager in an exchange or tender offer or as an underwriter in connection with the issuance of securities by the Company or to furnish an opinion letter, such further engagement may be subject to separate indemnification and contribution provisions as may be mutually agreed upon.

6. These Indemnification Provisions shall remain in full force and effect in connection with the transaction contemplated by the Letter Agreement whether or not consummated, and shall survive the expiration or termination of the Letter Agreement, and shall be in addition to any liability that the Company might otherwise have to any Indemnified Party under the Letter Agreement or otherwise.

7. Each party hereto consents to personal jurisdiction and service of process and venue in any court in the State of New York in which any claim for indemnity is brought by any Indemnified Person.

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JOSEPHTHAL INVESTMENT CORPORATION

BY: /s/ Faith Griffin
    -----------------------------
NAME: Faith Griffin
TITLE: Managing Director


VENDINGDATA CORPORATION

BY: /s/ Steven J. Blad
    -----------------------------
NAME: Steven J. Blad
TITLE: President/CEO